Exhibit 99.1

July  25, 2023

Franklin Financial Reports 2023  Q2 and Year-to-Date Results; Declares Dividend

(CHAMBERSBURG, PA) Franklin Financial Services Corporation (the Corporation) (NASDAQ: FRAF), the bank holding company of F&M Trust (the Bank) headquartered in Chambersburg, PA, reported its second quarter 2023 and year-to-date 2023 results.  A summary of operating results follows:

• Net income for the second quarter of 2023 was $3.0 million ($0.68 per diluted share) compared to $3.3 million ($0.75 per diluted share) for the first quarter of 2023 (a decrease of 9.6%), and $3.6 million ($.80 per diluted share) for the second quarter of 2022 (a decrease of 16.8%).

• Net income for the second quarter of 2023 was affected by a $517 thousand loss on the sale of investment securities realized as part of a portfolio restructuring, and a loss of $525 thousand from the termination of a long-term real estate lease.

• Net income year-to-date 2023 was $6.3 million ($1.42 per diluted share) compared to $6.6 million ($1.47 per diluted share) for the same period in 2022, a decrease of 4.9%. Year-to-date net income was affected by a loss of $1.1 million on securities sales and the previously mentioned lease termination expense.

• Total net loans increased $93.7 million (9.0%) to $1.131 billion from $1.037 billion at December 31, 2022.
• Total deposits decreased $38.3 million (2.5%) to $1.513 billion from $1.551 billion at December 31, 2022.
• Shareholder equity increased by $5.6 million, year-to-date, to $119.8 million, and the book value per share increased to $27.53.

• For the year-to-date period, Return on Assets (ROA) was 0.75%, Return on Equity (ROE) was 10.56% and the Net Interest Margin (NIM) was 3.35%, compared to ROA of 0.74%, ROE of 9.36% and NIM of 2.80% for the same period in 2022.

• On July 13, the Board of Directors declared a $0.32 per share regular quarterly cash dividend for the third quarter of 2023 to be paid on August 23, 2023, to shareholders of record at the close of business on August 4, 2023.

Balance Sheet Highlights

Total assets at June 30, 2023 were $1.736 billion up slightly from $1.700 at December 31, 2022. Changes in the balance sheet since December 31, 2022, include:

• The investment portfolio decreased $47.4 million (9.7%), primarily the result of selling approximately $41.2 million of investments during the year as part of a portfolio restructuring to take advantage of higher market interest rates.

• The net loan portfolio increased $93.7 million (9.0%) over the year-end 2022 balance, primarily from an increase in commercial purpose loans of $77.4 million from year-end 2022. At June 30, 2023, commercial real estate loans totaled $638.1 million, with the largest collateral segments being: apartment buildings ($105. 7 million), hotels and motels ($82.4 million), and office buildings ($80.7 million) primarily in south-central Pennsylvania.

• Total deposits decreased $38.3 million (2.5%) from year-end 2022, primarily from a decrease in interest-bearing checking and savings accounts, that was partially offset by an increase in time deposits. The largest decrease occurred in municipal accounts, reversing much of the growth in these accounts that occurred during 2022.  Time deposits showed an increase of $32.4 million due to the addition of $8.6 million in brokered CDs and retail depositors seeking higher rates. The Bank’s cost of deposits has increased from 0.64% for the month of December 2022 to 1.22% for the month of June 2023.  Year-to-date, the cost of deposit was 1.04% for 2023, compared to 0.12% for the same period in 2022.   At June 30, 2023, the Bank estimated that approximately 91% of its deposits were FDIC insured or collateralized.

• At June 30, 2023, the Bank had borrowings of $70.0 million, at an average rate of 4.44%, from the Federal Reserve through the Bank Term Funding Program (BTFP) to temporarily support its liquidity position. The Bank has additional funding capacity in the BTFP, the Federal Reserve Discount Window, the Federal Home Loan Bank and correspondent banks.

• Shareholders’ equity increased $5.6 million from December 31, 2022. Retained earnings increased $3.6 million in 2023 and accumulated other comprehensive income (AOCI) increased $3.3 million as the fair value of the investment portfolio increased during the year. At June 30, 2023, the book value of the Corporation’s common stock was $27.53 per share and tangible book value was $25.46 per share. In December 2022, an open market repurchase plan was approved to repurchase 150,000 shares over a one-year period, with 83,058 shares repurchased year-to-date 2023 and 85,906 purchased in total under the approved plan. The Bank is considered to be well-capitalized under regulatory guidance as of June 30, 2023.

• Average earning assets for 2023 were $1.600 billion compared to $1.704 billion in 2022, a decrease of 6.1%. In 2023, the average balance of interest-earning cash balances decreased $119.6 million (68.8%) to support loan growth and to offset a decrease in average deposits during the year. The average balance of the investment portfolio decreased $56.3 million (10.8%), while the average balance of the loan portfolio increased $72.0 million (7.1%), over the prior year averages. Within the loan portfolio, average commercial loan balances increased $49.6 million during the year and residential mortgages increased $20.9 million. Total deposits averaged $1.509 billion for 2023, a decrease of $105.0 million (6.5%) from the average balance for 2022. All deposit categories reported a year-over-year decrease in average balances, except for time deposits.

Income Statement Highlights

• Net interest income was $13.2 million for the second quarter of 2023 compared to $12.8 million for the first quarter of 2023 and $12.1 million for the second quarter of 2022. The net interest margin decreased to 3.30% for the second quarter of 2023 from 3.41% in the prior quarter. The change in the net interest margin quarter over quarter was due primarily to an increase in the cost of interest-bearing liabilities from 1.22% in first quarter of 2023 to 1.65% for the second quarter of 2023 as all deposit categories had higher costs in 2023, except Savings. The cost of all deposits increased to 1.16% for the second quarter of 2023, from 0.92% for the first quarter of 2023. For the month of June 2023, the cost of deposits was 1.22%.

• On January 1, 2023, the Bank adopted a new accounting standard for the calculation of its allowance for credit losses (ACL), referred to as the current expected credit loss (CECL) model. Upon adoption, the Bank recorded a decrease of $536 thousand to the ACL for loans, an increase of $411 thousand to the ACL for unfunded commitments (carried in Other Liabilities on the consolidated balance sheet), an increase of $98 thousand to retained earnings, and a deferred tax liability of $26 thousand. The provision for credit losses for 2023 was calculated using the CECL model, while the provision for loan losses for 2022 was calculated under the previous methodology. For the second quarter of 2023 the provision for credit losses on loans was $524 thousand compared to $0 for the second quarter of 2022 and $467 thousand for the first quarter of 2023. The increase in the provision for loan loss was due primarily to growth in the loan portfolio.  The ACL ratio for loans was 1.28% at June 30, 2023, compared to 1.31% at December 31, 2022. For the second quarter of 2023 the provision for credit losses on unfunded commitments was $8 thousand compared to $0 for the second quarter of 2022 and $62 thousand for the first quarter of 2023. The ACL for unfunded commitments was $2.0 million compared to $1.5 million at December 31,

2022.

• Noninterest income totaled $3.5 million for the second quarter of 2023 compared to $3.2 million in the first quarter of 2023 (an increase of 9.4%), and $4.1 million for the second quarter of 2022 (a decrease of 13.7%). The change from the second quarter of 2022 to the second quarter of 2023 was due primarily to an increase of $498 thousand on losses from the sale of securities due to portfolio restructuring in 2023, and a decrease of $210 thousand in gains on sale of mortgages.  These changes were partially offset by an increase of $119 thousand in loan service charges.

• Noninterest income year-to-date was $6.8 million, $1.2 million (15.3%) less than the same period in 2022.  The decrease was driven primarily by an increase of $1.1 million on losses from the sale of securities due to portfolio restructuring in 2023.

• Noninterest expense for the second quarter of 2023 was $12.6 million compared to $12.0 million for the first quarter of 2023 (an increase of 5.1%), and $12.0 million in the second quarter of 2022 (an increase of 5.1%). The increase from the second quarter of 2022 to the second quarter of 2023 was due primarily to a lease termination expense of $525 thousand. The lease was a long-term real estate lease held for a new community banking office that will not be constructed.

• Noninterest expense was $24.7 million for the six months ending June 30, 2023 compared to $23.3 million for the same period of 2022, an increase of 5.9%. Contributing to the year-over-year increase was an increase of $809 thousand in salaries and benefits (primarily salaries due to a highly competitive labor market), an increase in net occupancy of $269 thousand from costs associated with the new headquarters and operations center that was put in service in July 2022 and the lease termination expense previously mentioned.  Partially offsetting these increases was a decrease in data processing expense of $220 thousand due in part to lower core system costs.

• The effective federal income tax rate was 16.0% for the second quarter of 2023 and 11.2% on a year-to-date basis.  The year-to-date rate reflects the benefit of a $280 thousand tax credit that was recorded during the first quarter. Without the tax credit, the effective rate year-to-date would have been 15.2%.

“After a challenging beginning to the year for the entire banking industry, I am pleased that your company has been able to keep its focus on the future as we were able to grow loans, increase deposits and restructure the balance sheet to support growth,” said Tim Henry, President and CEO. “The steps taken in the second quarter will have a positive effect on future earnings and returns to our shareholders and strengthen the company to be able to take advantage of opportunities as they develop.”

Additional information on the Corporation is available on our website at: www.franklinfin.com/Presentations.

Franklin Financial is the largest independent, locally owned and operated bank holding company headquartered in Franklin County with assets of more than $1.8 billion. Its wholly-owned subsidiary, F&M Trust, has twenty-two community banking locations in Franklin, Cumberland, Fulton and

Huntingdon Counties PA, and Washington County MD. Franklin Financial stock is trading on the Nasdaq Stock Market under the symbol FRAF. Please visit our website for more information, www.franklinfin.com.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements.  The review period for subsequent events extends up to and including the filing date of a public company's consolidated financial statements when filed with the Securities and Exchange Commission ("SEC"). Accordingly, the financial information in this announcement is subject to change.

Certain statements appearing herein which are not historical in nature are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements refer to a future period or periods, reflecting management’s current views as to likely future developments, and use words “may,” “will,” “expect,” “believe,” “estimate,” “anticipate,” or similar terms.  Because forward-looking statements involve certain risks, uncertainties and other factors over which Franklin Financial Services Corporation has no direct control, actual results could differ materially from those contemplated in such statements.  These factors include (but are not limited to) the following: changes in interest rates, changes in the rate of inflation, general economic conditions and their effect on the Corporation and our customers, changes in the Corporation’s cost of funds, changes in government monetary policy, changes in government regulation and taxation of financial institutions, changes in technology, the intensification of competition within the Corporation’s market area, and other similar factors.

We caution readers not to place undue reliance on these forward-looking statements. They only reflect management’s analysis as of this date. The Corporation does not revise or update these forward-looking statements to reflect events or changed circumstances. Please carefully review the risk factors described in other documents the Corporation files from time to time with the SEC, including the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and any Current Reports on Form 8-K.

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FRANKLIN FINANCIAL SERVICES CORPORATION
Financial Highlights (Unaudited)

Earnings Summary	For the Three Months Ended			For the Six Months Ended
(Dollars in thousands, except per share data)	6/30/2023	3/31/2023	6/30/2022	6/30/2023	6/30/2022	% Change

Interest income	$18,511	$16,583	$12,875	$35,094	$24,409	43.8%
Interest expense	5,316	3,746	764	9,062	1,490	508.2%
Net interest income	13,195	12,837	12,111	26,032	22,919	13.6%
Provision for credit losses - loans	524	467	-	991	-	0.0%
Provision for credit losses - unfunded commitments	8	62	-	70	-	0.0%
Noninterest income	3,529	3,225	4,091	6,754	7,976	-15.3%
Noninterest expense	12,648	12,019	12,029	24,667	23,296	5.9%
Income before income taxes	3,544	3,514	4,173	7,058	7,599	-7.1%
Income taxes	568	222	595	790	1,009	-21.7%
Net income	$2,976	$3,292	$3,578	$6,268	$6,590	-4.9%

Diluted earnings per share	$0.68	$0.75	$0.80	$1.42	$1.47	-3.4%
Regular cash dividends declared	$0.32	$0.32	$0.32	$0.64	$0.64	0.0%

Balance Sheet Highlights (as of )	6/30/2023	3/31/2023	6/30/2022
Total assets	$1,736,165	$1,711,285	$1,832,296
Investment and equity securities	439,851	458,154	510,282
Loans, net	1,130,547	1,063,337	1,019,608
Deposits	1,513,135	1,502,110	1,679,187
Shareholders' equity	119,770	123,583	121,797

Assets Under Management (fair value)
Investment and Trust Services	977,461	942,025	838,830
Held at third party brokers	127,807	124,483	104,881

	As of or for the Three Months Ended			As of or for the Six Months Ended
Performance Ratios	6/30/2023	3/31/2023	6/30/2022	6/30/2023	6/30/2022
Return on average assets*	0.70%	0.80%	0.79%	0.75%	0.74%
Return on average equity*	9.82%	11.33%	11.11%	10.56%	9.36%
Dividend payout ratio	47.08%	42.68%	39.88%	44.77%	43.22%
Net interest margin*	3.30%	3.41%	2.90%	3.35%	2.80%
Net loans (charged-off) recovered/average loans*	0.00%	0.00%	-0.01%	0.00%	-0.01%
Nonperforming loans / gross loans	0.02%	0.02%	0.55%
Nonperforming assets / total assets	0.01%	0.01%	0.31%
Allowance for credit losses / loans	1.28%	1.31%	1.45%
Book value, per share	$27.53	$28.07	$27.54
Tangible book value (1)	$25.46	$26.02	$25.50
Market value, per share	$27.74	$29.64	$30.16
Market value/book value ratio	100.76%	105.59%	109.51%
Market value/tangible book value ratio	108.95%	113.91%	118.25%
Price/earnings multiple*	10.20	9.88	9.43	9.77	10.26
Current quarter dividend yield*	4.61%	4.32%	4.24%
* Annualized
(1) NonGAAP measurement. See GAAP versus NonGAAP disclosure

GAAP versus non-GAAP Presentations – The Corporation supplements its traditional GAAP measurements with certain non-GAAP measurements to evaluate its performance and to eliminate the effect of intangible assets.  By eliminating intangible assets (Goodwill), the Corporation believes it presents a measurement that is comparable to companies that have no intangible assets or to companies that have eliminated intangible assets in similar calculations. However, not all companies may use the same calculation method for each measurement. The non-GAAP measurements are not intended to be used as a substitute for the related GAAP measurements. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with GAAP.  In the event of such a disclosure or release, the Securities and Exchange Commission’s Regulation G requires: (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP. The following table shows the calculation of the non-GAAP measurements.

NonGAAP
(Dollars in thousands, except per share)	As of	As of	As of
	June 30, 2023	December 31, 2022	June 30, 2022
Tangible Book Value (per share) (non-GAAP)
Shareholders' equity	$119,770	$114,197	$121,797
Less intangible assets	(9,016)	(9,016)	(9,016)
Tangible book value (non-GAAP)	110,754	105,181	112,781

Shares outstanding (in thousands)	4,350	4,390	4,422

Tangible book value per share (non-GAAP)	$25.46	$23.96	$25.50